Exhibit 99.1

TransDigm Corporate Management Announcement for Oct. 1, 2005

CLEVELAND, Oct. 1 /PRNewswire/ — In order to support our company’s growth and profitability objectives, the following appointments and organizational changes are effective immediately:

W. Nicholas Howley – Chairman and Chief Executive Officer.

I will continue as Chairman and Chief Executive Officer of TransDigm with full responsibility for all aspects of the Company.

As one of the original founders of TransDigm, I have been the Chief Executive Officer of TransDigm since 2001 and President and Chief Operating Officer prior to that time.

Raymond F. Laubenthal – President and Chief Operating Officer

Ray is appointed President and Chief Operating Officer of TransDigm, Inc. In this capacity, Ray will be responsible for achieving the growth and performance objectives of TransDigm’s operating units.

Ray has been with TransDigm since its formation twelve years ago. For the last six years Ray has been President of the AeroControlex Group, our largest operating unit. While at TransDigm, Ray has been responsible for the integration and consolidation of the Honeywell Lube Pump, Controlex, and Fluid Regulator acquisitions. Prior to TransDigm, Ray had various operating management responsibilities at Parker Hannifin, Textron and Lockheed.

Gregory Rufus – Executive Vice President and Chief Financial Officer

Greg is appointed Executive Vice President of TransDigm. This appointment reflects his increasing involvement in the overall affairs of the company. He continues as Chief Financial Officer with responsibility for all accounting, financial and corporate administrative functions.

Greg has been with TransDigm for five years. Prior to TransDigm, he was employed for nineteen years in various positions of increasing responsibility by Emerson Electric.

Robert S. Henderson – Executive Vice President

Bob is appointed Executive Vice President of TransDigm. This appointment reflects his continuing involvement in the achievement of the overall corporate growth and profitability objectives. Bob remains President of our AdelWiggins Group. Additionally, the Skurka Aerospace division, including the recently acquired Eaton motor business, reports to Bob.

Bob has been with TransDigm for ten years. While at TransDigm Bob has been responsible for the integration and consolidation of the Marathon, FuelCom, and Skurka acquisitions. His previous assignments with TransDigm have included President of Marathon Power Technologies. Prior to TransDigm, Bob held various operating positions at Rainbird Corporation.

Albert J. Rodriguez – Executive Vice President

Al is appointed Executive Vice President of TransDigm. This appointment reflects his continuing involvement in the achievement of the overall corporate growth and profitability objectives. Al remains President of our Marathon Norco Aerospace Division. Additionally our Avionics Instruments division now reports to Al.

Al has been with TransDigm since its formation twelve years ago. While at TransDigm, Al has had responsibility for the integration and consolidation of the Christie Electric and Norco Aerospace acquisitions. His previous assignment with TransDigm included Director of Sales and Engineering at our AeroControlex Group. Prior to TransDigm, Al had a range of sales, marketing, and technical responsibilities at Imo Industries, Kaiser Aerospace and Esterline Corp.

Mr. John Leary, President of Adams Rite Aerospace, Mr. Todd Littleton, President of Champion Aerospace, Mr. Howard Skurka, President of Skurka Aerospace, and Mr. Bryce Wiedeman, General Manager of Avionics Instruments Inc., continue in their current assignments.

In this new organization structure, Messrs. Henderson, Leary, Littleton, and Rodriguez will report to Mr. Laubenthal. Mr. Laubenthal and Mr. Rufus will report to me.

W. Nicholas Howley

Chairman and Chief Executive Officer